Filed Pursuant to Rule 433 Registration No. 333-168049 Registration No. 333-168049-01 August 10, 2011
$650,000,000 4.05% Senior Notes due 2022
$600,000,000 5.70% Senior Notes due 2042

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.

Ratings*:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

Trade Date:	August 10, 2011

Expected Settlement Date:	August 24, 2011 (T+10)

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Size:	$650,000,000 for the 2022 Notes $600,000,000 for the 2042 Notes

Maturity Date:	February 15, 2022 for the 2022 Notes February 15, 2042 for the 2042 Notes

Coupon:	4.05% for the 2022 Notes 5.70% for the 2042 Notes

Interest Payment Dates:	February 15 and August 15 for the 2022 Notes, commencing February 15, 2012 February 15 and August 15 for the 2042 Notes, commencing February 15, 2012

Price to Public:	99.790% for the 2022 Notes 99.887% for the 2042 Notes

Benchmark Treasury:	3.125% due May 2021 for the 2022 Notes 4.750% due February 2041 for the 2042 Notes

Benchmark Treasury Yield:	2.075% for the 2022 Notes 3.458% for the 2042 Notes

Spread to Benchmark Treasury:	+200 bps for the 2022 Notes +225 bps for the 2042 Notes

Yield:	4.075% for the 2022 Notes 5.708% for the 2042 Notes

Make-Whole Call:	T +30 bps for the 2022 Notes T+35 bps for the 2042 Notes

CUSIP:	29379VAU7 for the 2022 Notes 29379VAV5 for the 2042 Notes

ISIN:	US29379VAU70 for the 2022 Notes US29379VAV53 for the 2042 Notes

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Mizuho Securities USA Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp.
DnB NOR Markets, Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
Banco Bilbao Vizcaya Argentaria, S.A.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
SG Americas Securities, LLC
UBS Securities LLC
ING Financial Markets LLC
Natixis Securities North America Inc.
US Bancorp Investments, Inc.
The definitions for the terms “Comparable Treasury Price,” “Independent Investment Banker” and “Reference Treasury Dealer” included on p. S-19 of the preliminary prospectus supplement are hereby replaced in their entirety with the following:
     “Independent Investment Banker” means any of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC and their respective successors or, if no such firm is willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Issuer.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than six Reference Treasury Dealer Quotations, the average of all such quotations.
     “Reference Treasury Dealer” means each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, so long as it is a Primary Treasury Dealer at the relevant time and, if it is not then a Primary Treasury Dealer, then a Primary Treasury Dealer selected by it, and in each case their respective successors (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall not be a Primary Treasury Dealer at such time and shall fail to select a Primary Treasury Dealer, then the Issuer will substitute therefor another Primary Treasury Dealer.

The second, third and fourth sentences of the first paragraph under the heading “Conflicts of Interest” on p. S-29 of the preliminary prospectus supplement are hereby replaced in their entirety with the following:
     Affiliates of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC and other co-managers are lenders under our multi-year revolving credit facility. These affiliates will receive their respective share of any repayment by us of amounts outstanding under the multi-year revolving credit facility from the proceeds of this offering. In addition, affiliates of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC and other co-managers are lenders under the Duncan Energy Partners’ term loan agreement, and affiliates of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Mizuho Securities USA Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC and other co-managers are lenders under the Duncan Energy Partners’ revolving and term loan facility.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Citigroup Global Markets Inc. at 1-877-858-5407, Mizuho Securities USA Inc. at 1-866-271-7403, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786 or Wells Fargo Securities, LLC at 1-800-326-5897.